Exhibit 10.4

FOR IMMEDIATE RELEASE

Contact:	Kenneth W. Smith
Chief Financial Officer
CIRCOR International, Inc.
(781) 270-1200

CIRCOR Names Jack Kober Vice President and Corporate Controller

Burlington, MA, September 20, 2005

CIRCOR International, Inc. (NYSE:CIR) today announced the appointment of Jack Kober as Vice President, Corporate Controller, and Principal Accounting Officer. Mr. Kober, who has served as the Company’s Assistant Corporate Controller since last year, replaces Stephen Carriere who recently resigned to pursue another professional opportunity.

“Since joining the Company, Jack has helped strengthen our accounting processes and broadened financial support to Circor’s operating units” said Kenneth Smith, Chief Financial Officer of Circor. “We are pleased to have Jack on the Circor executive team.”

Prior to joining Circor, Mr. Kober was Director of Corporate Accounting for Manufacturers Services Ltd, a publicly held global electronics manufacturer and also served as a Manager in PricewaterhouseCoopers LLP’s transaction service practice.

CIRCOR International, Inc. is a leading provider of valves and fluid control products that allow customers around the world to use fluids safely and efficiently in the instrumentation, fluid regulation and energy markets. CIRCOR’s executive headquarters is located at 25 Corporate Drive, Burlington, MA 01803. Additional information about the Company can be found on the World Wide Web at www.circor.com.